EXHIBIT 99.1




Transit Group, Inc. Acquires
Rochester, New York-based
Truckload Carrier - K.J. Transportation

June 17,1998 8:23 AM EDT

     ATLANTA--(BUSINESS  WIRE)--June 17,1998--Transit Group, Inc. (Nasdaq Small
Cap: TRGP) today announced that it has acquired K.J. Transportation, Inc. and an affiliate. K.J. Transportation is a privately held carrier based in Farmington, New York, near Rochester. The transaction is valued at approximately $10.2 million. The purchase price includes $3.5 million in cash and 878,688 newly issued Transit Group common shares. Transit Group also has agreed to issue additional shares if K.J. Transportation's earnings during the next year exceed specified performance levels.

Currently, Transit Group has about 21 million common shares outstanding.

"We are pleased to announce this important step in the continued growth of our Company," commented Transit Group's President and Chief Executive Officer Philip A. Belyew. "K.J. Transportation represents the eighth acquisition we have completed in less than a year and our third transaction in 1998. More importantly, K.J.'s $69 million revenue base, generated primarily in the eastern United States, will boost our annualized revenues by more than one-third to over $200 million." Belyew noted that K.J. Transportation maintains a diverse client base in large, stable markets related to the food and beverage industry and other consumer products.

"Just as we are excited about the strong individual merits of this company, we also are enthusiastic about its role in creating increased synergies in our family of transportation companies," he continued. "Its traffic lanes in the South and East attractively complement the existing operations of our other companies, its significant brokerage operations strengthen our capabilities in this area and diversify our freight revenues, and its base in the Northeast provides an excellent platform for expansion in that region."

Primarily a truckload carrier providing dry van and refrigerated service along the eastern seaboard and to markets in Texas and Colorado, K.J. Transportation's fleet consists of 300 power units, an additional 160 owner/operators, and 900 trailers. In addition to the significant truckload and freight brokerage services, the company also provides logistics and dedicated transportation services. Together, these operations generated approximately $69 million in revenue in 1997.

     K.J.   transportation   maintains  terminals  in  Farmington,   New  York;
Harrisburg, Pennsylvania; and Winter Haven, Florida. In addition to its headquarters in Farmington, the company has sales offices in Denver, Colorado; Atlanta, Georgia; and in the greater New York metropolitan area.
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Comments in this news release  regarding the Company's  business  which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has history of operating losses, and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

Transit Group, headquartered in Atlanta, Georgia, is a holding company in the business of acquiring and consolidating short-, medium- and long-haul trucking companies, particularly truckload carriers. Trucking companies that operate as parts of Transit Group are located in Alabama, Florida, Indiana, Kentucky, New York and North Carolina, and comprise a fleet of more than 1,100 trucks and almost 2,500 trailers, serving customers throughout the country and in Canada.


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